As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-153423

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 6 to

Form S-1 on Form S-3

Registration Statement No. 333-153423

UNDER

THE SECURITIES ACT OF 1933

APOLLO ENDOSURGERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	16-1630142
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

1120 S. Capital of Texas Highway

Building 1, Suite #300

Austin, Texas 78746

(512) 279-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vance R. Brown

Vice President, General Counsel and Secretary

Apollo Endosurgery, Inc.

1120 S. Capital of Texas Highway

Building 1, Suite #300

Austin, Texas 78746

(512) 279-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Clare O’Brien

Richard Alsop

Derrick Lott

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-1 (the “Registration Statement”) filed by Apollo Endosurgery, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-1 (File No. 333-153423) filed with the SEC on September 11, 2008, as amended by Amendment No. 1 to Form S-1 filed with the SEC on September 19, 2008 and Amendment No. 2 to Form S-1 filed with the SEC on September 25, 2008 and declared effective on September 29, 2008, and as further amended by Post-Effective Amendment No. 1 to Form S-1 filed with the SEC on May 1, 2009 and declared effective on May 13, 2009, Post-Effective Amendment No. 2 to Form S-1 filed with the SEC on May 7, 2010 and May 21, 2010 and declared effective on May 28, 2010, Post-Effective Amendment No. 3 to Form S-1 filed with the SEC on April 22, 2011 and declared effective on May 6, 2011, Post-Effective Amendment No. 4 to Form S-1 filed with the SEC on April 27, 2012 and declared effective on May 9, 2012, and Post-Effective Amendment No. 5 to Form S-1 filed with the SEC on April 12, 2013 and declared effective on April 25, 2013, relating to the registration for resale of 1,013,000 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), that were issued in connection with a private placement that closed on August 12, 2008 and August 18, 2008, and 330,775 shares of Class A Common Stock issued or issuable upon exercise of warrants acquired by selling security holders in the Company’s August 2008 private placement (including warrants issued to the Company’s placement agents in such offering).

On April 4, 2023, pursuant to the Agreement and Plan of Merger, dated as of November 29, 2022 (the “Merger Agreement”), among the Company, Boston Scientific Corporation, a Delaware corporation (“Parent”), and Textile Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities of the Company registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, State of Massachusetts, on April 4, 2023.

APOLLO ENDOSURGERY, INC.

By:	/s/ Vance R. Brown
Vance R. Brown Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 6 to the Registration Statement.